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                                                                     EXHIBIT 8.1


                              List of Subsidiaries
                              --------------------

1. Telemar Norte Leste S.A. (commonly referred to as Tmar)

2. TNL PCS S.A. (commonly referred to as Oi)

3. Telemar Internet Ltda. (commonly referred to as Telemar Internet)

4. Companhia AIX de Participacoes S.A. (commonly referred to as AIX)

All subsidiaries are organized and incorporated under the laws of the Federative Republic of Brazil.